Titan Machinery Inc. Announces Results for Fiscal Fourth Quarter and Full Year Ended January 31, 2015

- Revenue for Fiscal 2015 was $1.90 billion -
- Reduced Equipment Inventory by $168 million and Generated $82 million Adjusted Cash Flow from Operations -
- Company Implements Realignment Plan; Projects $20 million in Cost Reductions in Fiscal 2016 -

West Fargo, ND – April 15, 2015 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported final financial results for the fiscal fourth quarter and full year ended January 31, 2015.

Fiscal 2015 Fourth Quarter Results

For the fourth quarter of fiscal 2015, revenue was $490.7 million, compared to $708.6 million in the fourth quarter last year. Equipment sales were $389.6 million for the fourth quarter of fiscal 2015, compared to $587.9 million in the fourth quarter last year. Parts sales were $50.7 million for the fourth quarter of fiscal 2015, compared to $61.4 million in the fourth quarter last year. Revenue generated from service was $29.4 million for the fourth quarter of fiscal 2015, compared to $36.6 million in the fourth quarter last year. Revenue from rental and other was $21.0 million for the fourth quarter of fiscal 2015, compared to $22.8 million in the fourth quarter last year.

Gross profit for the fourth quarter of fiscal 2015 was $68.1 million, compared to $97.0 million in the fourth quarter last year, primarily reflecting a decrease in Agriculture equipment revenue. The Company’s gross profit margin was 13.9% in the fourth quarter of fiscal 2015, compared to 13.7% in the fourth quarter last year. Gross profit from parts and service for the fourth quarter of fiscal 2015 was 49.5% of overall gross profit, compared to 40.7% in the fourth quarter last year.

Operating expenses were 13.2% of revenue or $64.9 million for the fourth quarter of fiscal 2015, compared to 10.9% of revenue or $77.1 million for the fourth quarter of last year. The decrease in operating expenses was primarily due to decreased commission expense resulting from lower equipment gross profit, and cost savings associated with the Company's realignment activities implemented in the first quarter of fiscal 2015, which included the closing of eight stores and other headcount reductions. The increase in operating expenses as a percentage of revenue was primarily due to the deleveraging of fixed expenses as total revenue decreased from the prior year.

In the fourth quarter of fiscal 2015, the Company recognized a $31.0 million non-cash charge, primarily related to impairment of goodwill and other intangible assets within the Agriculture segment. In the fourth quarter of fiscal 2014, the Company recognized a non-cash charge of $10.0 million, primarily related to impairment of goodwill and other intangible assets within the Construction and International segments.

Floorplan interest expense increased to $5.1 million for the fourth quarter of fiscal 2015, compared to $4.8 million for the same period last year, primarily due to increased interest rates.

The Company generated $6.4 million in adjusted EBITDA for the fourth quarter of fiscal 2015, compared to $23.9 million for the same period of the prior year.

Pre-tax loss was $37.2 million for the fourth quarter of fiscal 2015, compared to pre-tax income of $2.8 million in the fourth quarter last year. Excluding the aforementioned non-cash charge, realignment costs of $0.5 million, and Ukraine currency devaluation of $0.8 million, adjusted pre-tax loss for the fourth quarter of fiscal 2015 was $5.0 million. For the fourth quarter of fiscal 2014, excluding the aforementioned non-cash charge, adjusted pre-tax income was $12.8 million. Adjusted pre-tax Agriculture segment income was $2.8 million for the fourth quarter of fiscal 2015, compared to pre-tax income of $25.1 million in the fourth quarter last year. Adjusted pre-tax Construction segment loss was $4.7 million for the fourth quarter of fiscal 2015, compared to adjusted pre-tax loss of $8.2 million in the fourth quarter last year. Adjusted pre-tax International segment loss was $3.5 million for the fourth quarter of fiscal 2015, compared to adjusted pre-tax loss of $2.3 million in the fourth quarter last year.

Net loss attributable to common stockholders for the fourth quarter of fiscal 2015 was $27.0 million, or $1.28 per diluted share, compared to $0.4 million, or $0.02 per diluted share, for the fourth quarter of fiscal 2014. The net loss for the fourth quarter of fiscal 2015 includes adjustments totaling $22.8 million, or $1.08 per diluted share, compared to adjustments totaling $7.8 million, or $0.37 per diluted share, for the fourth quarter of fiscal 2014. Excluding non-GAAP items, adjusted net loss attributable to common stockholders for the fourth quarter of fiscal 2015 was $4.1 million, or $0.20 per diluted share, compared to adjusted net income attributable to common stockholders for the fourth quarter of fiscal 2014 of $7.4 million, or $0.35 per diluted share.

Fiscal 2015 Full Year Results

Revenue was $1.90 billion for fiscal 2015, compared to $2.23 billion for the prior year. Gross profit margin was 16.2% for fiscal 2015, compared to 15.6% for the prior year. The Company generated $47.6 million in adjusted EBITDA in fiscal 2015, compared to $72.0 million in fiscal 2014. Pre-tax loss was $38.3 million for fiscal 2015, compared to pre-tax income of $18.4 million for the prior year. Excluding certain non-GAAP adjustments, adjusted pre-tax income was $2.3 million for fiscal 2015, compared to $28.4 million for the prior year. Net loss attributable to common stockholders for fiscal 2015 was $31.6 million, or $1.51 per diluted share, compared to net income attributable to common stockholders of $8.7 million, or $0.41 per diluted share, for the prior year. Excluding non-GAAP items, adjusted net loss attributable to common stockholders for fiscal 2015 was $1.9 million, or $0.09 per diluted share, compared to adjusted net income attributable to common stockholders of $16.5 million, or $0.78 per diluted share, for the prior year.

Balance Sheet and Cash Flow

The Company ended fiscal 2015 with cash of $127.5 million, which is an increase of $53.3 million over the cash balance of $74.2 million at the end of fiscal 2014. The Company’s inventory level decreased to $879.4 million as of January 31, 2015, compared to inventory of $1.08 billion as of January 31, 2014, primarily reflecting a reduction in equipment inventory of $167.7 million (including equipment inventory classified as held for sale). The Company had $627.2 million outstanding floorplan payables on $1.2 billion total discretionary floorplan lines of credit as of January 31, 2015, reflecting a decrease of $121.5 million (including floorplan payables classified as held for sale) from the balance of $750.5 million as of January 31, 2014. The Company amended its bank syndicate credit facility in April 2015, and as a result of such amendment, was in compliance with all financial covenants of its credit facilities effective for the period ended January 31, 2015. The Company's total discretionary floorplan lines of credit were reduced to $1.1 billion in April 2015, reflecting lower current and expected equipment inventory levels. The reduced floorplan levels combined with lower long-term debt at the end of fiscal 2015 has improved the Company's total liabilities to tangible net worth to 2.6 as of January 31, 2015 from 3.1 as of the end of the prior year.

In fiscal 2015, the Company’s net cash provided by operating activities was $41.1 million on a GAAP basis. The Company evaluates its cash flow from operating activities net of all floorplan payable activity. Taking this adjustment into account, the Company generated adjusted net cash provided by operating activities of $82.2 million in fiscal 2015, which represents an improvement of $133.0 million compared to adjusted net cash used for operating activities of $50.8 million in fiscal 2014.

First Quarter Fiscal 2016 Realignment

As previously announced, to better align its business in certain markets, the Company has reduced its headcount by approximately 14%, which includes headcount reductions at stores in each of its operating segments and its Shared Resource Center. This includes the closing of three Agriculture stores and one Construction store. In addition, the Company is reducing discretionary spending levels across all parts of the business and is restructuring certain employee compensation and benefit programs to better align pay for performance. The realignment costs associated with the headcount reductions and store closings are estimated to total approximately $2.0 million, of which $0.1 million was recognized in the fourth quarter of fiscal 2015 and $1.9 million (or $0.05 per diluted share) is expected to be recognized in the first quarter of fiscal 2016. The full-year pro forma benefit to pre-tax earnings of this headcount reduction is estimated to be approximately $21 million (or $0.59 per share), which equates to a pro forma benefit of approximately $20 million (or $0.56 per share) for fiscal 2016.

Management Comments

David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, “As we stated in our preannouncement, our financial performance for the fourth quarter and full year fiscal 2015 was impacted by ongoing headwinds in the agriculture industry. Throughout the year we focused on managing the controllable aspects of our business and reduced equipment inventory by $168 million, which enabled us to significantly improve our adjusted cash flow from operations.”

Mr. Meyer continued, “As we begin fiscal 2016, we are confident we are taking the right steps to manage through the current climate and to improve the position of our business. We remain committed to further inventory level reductions throughout fiscal 2016, and we have implemented a realignment plan that meaningfully reduces our operating costs and better aligns our cost structure with our markets. We believe that this, combined with recently implemented initiatives for our International segment, position our business for improved operational and long-term financial performance.”

Fiscal 2016 Modeling Assumptions

The Company is providing the following modeling assumptions for fiscal 2016 that it believes will provide investors with relevant information about expectations regarding financial results and business trends:

•	Agriculture Same Store Sales Down 20% to 25%

•	Construction Same Store Sales Flat

•	International Same Store Sales Flat

•	Equipment Margins Between 7.7 % and 8.3%

•	Expects to be profitable on an adjusted diluted earnings per share basis

Conference Call and Presentation Information

The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.

Investors interested in participating in the live call can dial (888) 504-7963 from the U.S. International callers can dial (719) 325-2315. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, April 29, 2015, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from international locations, and entering confirmation code 7972387.

Non-GAAP Financial Measures

Within this announcement, the Company makes reference to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. These adjusted measures are provided so that investors have the same financial data that management uses with the belief that it will assist the investment community in properly assessing the underlying performance of the Company for the periods being reported. This includes adjusted EBITDA, which the Company defines as net income (loss) including noncontrolling interest, adjusted for net interest (excluding floorplan interest expense), income taxes, depreciation, amortization, and items included in its non-GAAP pre-tax income (loss) reconciliation for each of the respective periods. The presentation of this additional information is not meant to be considered a substitute for measures prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

About Titan Machinery Inc.

Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, is a multi-unit business with mature locations and newly-acquired locations. The Company owns and operates a network of full service agricultural and construction equipment stores in the United States and Europe. The Titan Machinery network consists of 92 North American dealerships in North Dakota, South Dakota, Iowa, Minnesota, Montana, Nebraska, Wyoming, Wisconsin, Colorado, Arizona, and New Mexico, including 2 outlet stores, and 16 European dealerships in Romania, Bulgaria, Serbia, and Ukraine. The Titan Machinery dealerships represent one or more of the CNH Industrial Brands (CNHI), including CaseIH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding estimated savings associated with head-count reduction and cost cutting initiatives, expected reduction in inventory levels, growth and profitability expectations, leverage expectations, and certain modeling assumptions for the fiscal year ending January 31, 2016, involve known and unknown risks and uncertainties that may cause Titan Machinery’s actual results in current or future periods to differ materially from forecasted results. The Company’s risks and uncertainties include, among other things, a substantial dependence on a single supplier, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within each of the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks and political instability risks associated with our Ukraine operations, governmental agriculture policies, seasonal fluctuations, the ability of the Company to reduce inventory levels, climate conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas served. These and other risks are more fully described in Titan Machinery’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Titan Machinery’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Titan Machinery disclaims any obligation to update such factors or to publicly announce results of revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
John Mills, jmills@icrinc.com
Partner
310-954-1105

TITAN MACHINERY INC.
Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	January 31, 2015	January 31, 2014
Assets
Current Assets
Cash	$127,528	$74,242
Receivables, net	76,382	97,894
Inventories	879,440	1,075,978
Prepaid expenses and other	10,634	24,740
Income taxes receivable	166	851
Deferred income taxes	19,025	13,678
Assets held for sale	15,312	—
Total current assets	1,128,487	1,287,383
Intangibles and Other Assets
Noncurrent parts inventories	—	5,098
Goodwill	—	24,751
Intangible assets, net of accumulated amortization	5,458	11,750
Other	7,122	7,666
Total intangibles and other assets	12,580	49,265
Property and Equipment, net of accumulated depreciation	208,680	228,000
Total Assets	$1,349,747	$1,564,648

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$17,659	$23,714
Floorplan payable	627,249	750,533
Current maturities of long-term debt	7,749	2,192
Customer deposits	35,090	61,286
Accrued expenses	35,496	36,968
Income taxes payable	3,529	344
Liabilities held for sale	2,835	—
Total current liabilities	729,607	875,037
Long-Term Liabilities
Senior convertible notes	132,350	128,893
Long-term debt, less current maturities	67,123	95,532
Deferred income taxes	38,996	47,329
Other long-term liabilities	3,312	6,515
Total long-term liabilities	241,781	278,269
Stockholders' Equity
Common stock, par value $.00001 per share, 45,000 shares authorized; 21,406 shares issued and outstanding at January 31, 2015; 21,261 shares issued and outstanding at January 31, 2014	—	—
Additional paid-in-capital	240,180	238,857
Retained earnings	137,418	169,575
Accumulated other comprehensive income (loss)	(1,099)	339
Total Titan Machinery Inc. stockholders' equity	376,499	408,771
Noncontrolling interest	1,860	2,571
Total stockholders' equity	378,359	411,342
Total Liabilities and Stockholders' Equity	$1,349,747	$1,564,648

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2015	2014	2015	2014
Revenue
Equipment	$389,581	$587,853	$1,398,195	$1,722,738
Parts	50,665	61,377	270,262	275,750
Service	29,415	36,566	147,356	149,082
Rental and other	20,991	22,835	84,433	78,876
Total Revenue	490,652	708,631	1,900,246	2,226,446
Cost of Revenue
Equipment	359,285	536,473	1,286,148	1,576,246
Parts	35,394	44,047	189,540	192,199
Service	10,955	14,409	53,924	54,608
Rental and other	16,917	16,724	62,250	55,319
Total Cost of Revenue	422,551	611,653	1,591,862	1,878,372
Gross Profit	68,101	96,978	308,384	348,074
Operating Expenses	64,865	77,119	273,271	291,202
Impairment and Realignment Costs	31,438	9,997	34,390	9,997
Income from Operations	(28,202)	9,862	723	46,875
Other Income (Expense)
Interest income and other income (expense)	(177)	1,435	(4,272)	2,109
Floorplan interest expense	(5,132)	(4,820)	(20,477)	(16,764)
Other interest expense	(3,728)	(3,676)	(14,314)	(13,791)
Income (Loss) Before Income Taxes	(37,239)	2,801	(38,340)	18,429
Provision for (Benefit from) Income Taxes	(9,177)	3,819	(4,923)	10,325
Net Income (Loss) Including Noncontrolling Interest	(28,062)	(1,018)	(33,417)	8,104
Less: Net Income (Loss) Attributable to Noncontrolling Interest	(598)	(625)	(1,260)	(747)
Net Income (Loss) Attributable to Titan Machinery Inc.	(27,464)	(393)	(32,157)	8,851
Net (Income) Loss Allocated to Participating Securities	493	6	559	(129)
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(26,971)	$(387)	$(31,598)	$8,722

Earnings (Loss) per Share - Diluted	$(1.28)	$(0.02)	$(1.51)	$0.41
Weighted Average Common Shares - Diluted	21,024	21,069	20,989	21,040

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2015	2014
Operating Activities
Net income (loss) including noncontrolling interest	$(33,417)	$8,104
Adjustments to reconcile net income including noncontrolling interest to net cash used for operating activities
Depreciation and amortization	31,768	30,794
Impairment	31,225	9,997
Deferred income taxes	(14,837)	(4,939)
Other, net	12,736	5,619
Changes in assets and liabilities, net of purchase of equipment dealerships assets and assumption of liabilities	—
Inventories	171,595	(182,374)
Manufacturer floorplan payable	(157,352)	27,630
Other working capital	(660)	22,926
Net Cash Provided by (Used for) Operating Activities	41,058	(82,243)
Investing Activities
Property and equipment purchases	(17,012)	(19,010)
Proceeds from sale of property and equipment	16,803	16,712
Purchase of equipment dealerships, net of cash purchased	(584)	(4,848)
Other, net	5,196	69
Net Cash Provided by (Used for) Investing Activities	4,403	(7,077)
Financing Activities
Net change in non-manufacturer floorplan payable	41,114	31,395
Net proceeds from (payments on) long-term debt borrowings	(27,728)	9,958
Other, net	(4,382)	(1,550)
Net Cash Provided by Financing Activities	9,004	39,803
Effect of Exchange Rate Changes on Cash	(1,179)	(601)
Net Change in Cash	53,286	(50,118)
Cash at Beginning of Period	74,242	124,360
Cash at End of Period	$127,528	$74,242

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2015	2014	% Change	2015	2014	% Change
Revenue
Agriculture	$359,598	$578,928	(37.9)%	$1,372,716	$1,765,821	(22.3)%
Construction	109,157	115,185	(5.2)%	434,639	405,822	7.1%
International	39,130	38,029	2.9%	166,379	145,884	14.0%
Segment revenue	507,885	732,142	(30.6)%	1,973,734	2,317,527	(14.8)%
Eliminations	(17,233)	(23,511)	26.7%	(73,488)	(91,081)	19.3%
Total	$490,652	$708,631	(30.8)%	$1,900,246	$2,226,446	(14.7)%

Income (Loss) Before Income Taxes
Agriculture	$(27,176)	$25,123	(208.2)%	$(13,429)	$59,574	(122.5)%
Construction	(5,123)	(16,441)	68.8%	(10,770)	(28,083)	61.6%
International	(5,382)	(4,103)	(31.2)%	(17,248)	(5,544)	(211.1)%
Segment income (loss) before income taxes	(37,681)	4,579	(922.9)%	(41,447)	25,947	(259.7)%
Shared Resources	1,344	(1,875)	171.7%	2,144	(6,650)	132.2%
Eliminations	(902)	97	(1,029.9)%	963	(868)	210.9%
Income (Loss) Before Income Taxes	$(37,239)	$2,801	(1,429.5)%	$(38,340)	$18,429	(308.0)%

Note: The Company reports its revenues and income (loss) before income taxes at the segment level before inter-company eliminations.

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2015	2014	2015	2014
Pre-Tax Income (Loss)
Income (Loss) Before Income Taxes	$(37,239)	$2,801	$(38,340)	$18,429
Non-GAAP Adjustments
Impairment - Intangibles and Long-Lived Assets	30,981	9,997	31,225	9,997
Realignment / Store Closing Costs	450	—	3,636	—
Ukraine Remeasurement	829	—	5,753	—
Total Non-GAAP Adjustments	32,260	9,997	40,614	9,997
Adjusted Pre-Tax Income (Loss)	$(4,979)	$12,798	$2,274	$28,426

Adjusted EBITDA
Net Income (Loss) Including Noncontrolling Interest	$(28,062)	$(1,018)	$(33,417)	$8,104
Adjustments:
Interest Expense, Net of Interest Income	3,529	3,482	13,531	12,758
Provision for (Benefit from) Income Taxes	(9,177)	3,819	(4,923)	10,325
Depreciation and amortization	7,853	7,646	31,768	30,794
Total Non-GAAP Adjustments to Pre-Tax Income (Loss)	32,260	9,997	40,614	9,997
Total Adjustments	34,465	24,944	80,990	63,874
Adjusted EBITDA	$6,403	$23,926	$47,573	$71,978

Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders
Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(26,971)	$(387)	$(31,598)	$8,722
Non-GAAP Adjustments (1)
Impairment - Intangibles and Long-Lived Assets	21,456	6,088	21,614	6,091
Realignment / Store Closing Costs	258	—	2,152	—
Ukraine Remeasurement	814	—	5,653	—
Income Tax Valuation Adjustments	305	1,700	306	1,701
Total Non-GAAP Adjustments	22,833	7,788	29,725	7,792
Adjusted Net Income (Loss) Attributable to Titan Machinery Inc. Common Stockholders	$(4,138)	$7,401	$(1,873)	$16,514

Earnings (Loss) per Share - Diluted
Earnings (Loss) per Share - Diluted	$(1.28)	$(0.02)	$(1.51)	$0.41
Non-GAAP Adjustments (1)
Impairment - Intangibles and Long-Lived Assets	1.02	0.29	1.03	0.29
Realignment / Store Closing Costs	0.01	—	0.10	—
Ukraine Remeasurement	0.04	—	0.27	—
Income Tax Valuation Adjustments	0.01	0.08	0.02	0.08
Total Non-GAAP Adjustments	1.08	0.37	1.42	0.37
Adjusted Earnings (Loss) per Share - Diluted	$(0.20)	$0.35	$(0.09)	$0.78

(1) Adjustments are net of the impact of amounts related to income taxes, attributable to noncontrolling interests, and allocated to participating securities.

Net cash provided by (used for) operating activities
Net cash used for operating activities			$41,058	$(82,243)
Net change in non-manufacturer floorplan payable			41,114	31,395
Adjusted net cash provided by (used for) operating activities			$82,172	$(50,848)